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                                                                    EXHIBIT 10.1

                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), is entered into effective the 30th day of June 2004, by and between Shell Pipeline Company LP, a Delaware limited partnership and Equilon Enterprises LLC d/b/a Shell Oil Products US, a Delaware limited liability company (collectively "Seller"), and Buckeye Partners, L.P., a Delaware limited partnership ("Buyer"). Seller and Buyer are hereinafter sometimes referred to individually as a "Party" or collectively as the "Parties." Other definitions used in this Agreement are found in Annex A attached hereto and made a part hereof.

      For and in consideration of the mutual covenants, obligations and benefits made and contained herein, the Parties agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

      A. Included Assets. Subject to the terms and conditions set forth below, Seller agrees to sell, and Buyer agrees to purchase, all of Seller's right, title and interest (the "Subject Interest") in and to the following real and personal property interests, other than the Excluded Assets (the "Property"):

            (1) the refined products pipelines (the "Pipelines"), the refined products tank farms (the "Tank Farms") and the refined products terminals (the "Terminals") all as shown on Exhibits "A" - Maps and "A-1" - System Descriptions, attached hereto and made a part hereof;

            (2) other than the Rights-of-Way and Permits, all fee interests in real property appurtenant to or associated with the Pipelines, the Tank Farms and the Terminals, as may be further described and shown on Exhibit "B" attached hereto and made a part hereof ("Real Property");

            (3) rights-of-way and permits appurtenant to or associated with the Pipelines, the Tank Farms or the Terminals, as may be further described on Exhibit "C", attached hereto and made a part hereof ("Rights-of-Way and Permits");

            (4) the contracts (including any leases or similar agreements) described on Exhibit "D" attached hereto and made a part hereof ("Assigned Contracts");

            (5) any and all pipe, tanks, loading racks, pumps, motors, valves, materials and supplies, fittings, miscellaneous equipment and facilities, buildings and fixtures associated with the Pipelines, the Tank Farms or the Terminals as may be further described on Exhibit "E" attached hereto and made a part hereof ("Equipment"); and
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            (6) the Books and Records.

      B. INTENTIONALLY OMITTED.

      C. Excluded Assets. The Property shall not include any items described on the attached Exhibit "F" ("Excluded Assets"). Further, Seller is not selling to Buyer any of its allowance oil or the products held in inventory for Seller or for the account of customers in any of the Pipelines, Tank Farms or Terminals. For all of the Excluded Assets, Buyer grants Seller a ninety (90) day right of access, commencing at the Effective Time, to remove such assets from the Property.

      D. Retained Obligations. Buyer shall not assume or be responsible for, and Seller shall retain responsibility for, all Retained Obligations.

      E. Signage. Buyer acknowledges that it shall have no rights with respect to the use of the names "Shell Pipeline Company LP", "Shell Oil Products US" or any and all variations and derivatives thereof, all trademarks, service marks and logos associated therewith, nor any "Goodwill" associated with any of the foregoing. Within ninety (90) days after the Effective Time, Buyer shall remove or cause to be removed, all such names, marks or logos from wherever they may appear on the Property, including the removal of all Shell Pipeline Company LP or Shell Oil Products US line markers. Should Buyer fail to have such line markers removed within ninety (90) days of the Effective Time, then Buyer shall pay to Seller one hundred dollars ($100.00) per month for each of the line markers with Seller's or its Affiliates name on it still on the Property on or after the ninetieth (90th) day after the Effective Time.

      F. One-Call. Buyer will promptly, but in no event later than ninety (90) days after the Effective Time, contact every appropriate one-call agency in the vicinity of any of the Property and have the contact information for one-calls changed from Seller's name to Buyer's name. This obligation of Buyer shall include sending revised maps to the one-call agencies where appropriate or required. Buyer shall send Seller a letter, to the Notices address contained in
Article 28 of this Agreement, when the one-call notification information has been changed. Should Buyer fail to have the one-call information and maps changed to Buyer's name within ninety (90) days of the Effective Time, then Buyer shall pay to Seller one hundred dollars ($100.00) for each one-call received by Seller for any of the Property on or after the ninetieth (90th) day after the Effective Time.



                                    ARTICLE 2
                                 PURCHASE PRICE

      A. Price. The price (as adjusted pursuant to this Agreement, the "Purchase Price") to be paid by Buyer to Seller for the Subject Interests shall be $530,000,000.00. The Purchase Price




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shall be reduced by the prorated Tax amount determined under Section 6B. The
Purchase Price shall be paid first by applying the Earnest Money and then the balance shall be paid by wire transfer in immediately available funds to an account to be designated by Seller. Seller shall prepare a Closing Statement, substantially in the form attached hereto as Exhibit "G", detailing the items which are to be added to or subtracted from the Purchase Price as permitted under this Agreement in order to determine the amount of money to be included in the wire transfer. Buyer and Seller shall agree to the figures on the Closing Statement.

      B. Earnest Money. As evidence of Buyer's ability to perform this Agreement and good faith intent to comply with the terms hereof, Buyer has deposited with Seller an amount equal to five percent (5%) of the Purchase Price as earnest money (hereinafter "Earnest Money"). The Earnest Money shall accrue interest at a per annum rate calculated on a daily basis using the three month treasury bill rate published in The Wall Street Journal for any applicable day (with the rate for any day for which a rate is not published being the rate most recently published). All references to Earnest Money shall include interest on the Earnest Money as calculated in accordance with the preceding sentence.

      C. Distribution of the Earnest Money. The Earnest Money shall be distributed as follows:

            (1) If the Closing occurs, then the Earnest Money shall be applied to and credited against the Purchase Price at Closing.

            (2) In the event this Agreement is terminated, for any reason (other than the reason described in Section 2.C(3)), Seller will refund the Earnest Money to Buyer and Buyer and Seller shall each be relieved of all liability hereunder.

            (3) In the event the transaction fails to close because any of the conditions to Closing in Section 3A is not satisfied solely because Buyer has violated the terms of this Agreement, Seller shall be entitled to retain the Earnest Money, as liquidated damages and not as a penalty, and Buyer and Seller shall each be relieved of all further liability hereunder.


                                    ARTICLE 3
                                     CLOSING

Closing shall take place on the first day of the month immediately following the month in which the waiting period(s) of the HSR Act expire and all other conditions to Closing set forth in Section 3A are waived or satisfied, but no later than December 1, 2004, at Seller's offices in Houston, Texas ("Closing"), or at such other time and place as agreed to in writing by the Parties. Control of operations, risk of loss, and transfer of title to the Subject Interest from Seller to Buyer shall be effective as of 7:00 a.m. local time on the Closing Date.

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      A. Conditions to Closing. Except as expressly waived by the Parties, the obligations of the Parties to close this transaction are subject to the satisfaction, at or prior to Closing, of each of the following conditions, which conditions the Parties intend to be conditions precedent to Seller's obligation to convey the Subject Interest and to Buyer's obligation to pay the Purchase
Price:

            (1) All representations and warranties of the other Party set forth in this Agreement shall be true in all material respects (except for representations and warranties qualified by materiality, which shall be true in all respects) as of the Closing Date as if made on the Closing Date, and the other Party shall have performed in all material respects all covenants and conditions required by this Agreement to be performed at or prior to Closing and shall have taken all other actions reasonably necessary to close this transaction.

            (2) No Law shall exist or shall have been enacted restricting or substantially delaying this transaction.

            (3) Neither Party shall have exercised any right it may have to terminate this Agreement under the express terms hereof.

            (4) If in the judgment of either Seller or Buyer, the pre-merger notification requirements of the HSR Act are applicable to this transaction, then both Seller and Buyer shall file with the Federal Trade Commission and the Department of Justice their respective Notification and Report Forms and supplemental information, if any, and will comply with the requirements of the HSR Act. The respective obligations of the Parties to consummate this transaction are expressly made subject to satisfactory compliance with the HSR Act, including the expiration of any waiting period(s) required thereunder.

            (5) If applicable, each Party shall have complied with the requirements of federal and state securities Laws.

            (6) No Casualty Loss shall have occurred between the end of the Review Period and Closing. The term "Casualty Loss" shall mean a single event of loss or damage to the Property or any portion thereof which causes (or could reasonably be expected to cause) a Material Adverse Environmental Condition or a Material Defect. Neither shall there have been a single casualty or other event occurring between the date of this Agreement and Closing that adversely affects the operations of any pipeline or refinery directly connected to (but not constituting a portion of) the Property, which event results in (or could reasonably be expected to result in) a reduction of over ten million dollars ($10,000,000.00) in revenues attributable to the Property during a period of twelve (12) consecutive months following such event.

            (7) Each Party shall have received a certificate, dated as of the Closing Date, signed by the other Party's Secretary or Assistant Secretary certifying the incumbency of the

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officers executing this Agreement, and any documents to be executed and delivered by it and its applicable Affiliates at the Closing, on behalf of such Party.

            (8) Seller shall have (and shall have caused its applicable Affiliates to) executed and delivered to Buyer the Conveyance Documents, which are attached to this Agreement as Exhibits "H", "I", "J" and "K".

            (9) The Parties shall each have (and shall have caused its applicable Affiliates to) executed and delivered to the other the Ancillary Agreements, which are attached to this Agreement as Exhibits "L", "M" and "N".

            (10) Seller's portion of the property Tax owed in accordance with
Section 6B shall have been deducted from the Purchase Price on the Closing Statement.

            (11) Seller shall have received from Buckeye Partners, L.P. a guarantee of the performance, in substantially the form attached hereto as Exhibit "O", of any Affiliate of Buyer who has not been financially qualified by Seller to whom assets are to be conveyed under this Agreement.

      B. Termination. If any condition to a Party's obligation to close this transaction has not been satisfied or waived, and Closing has not occurred by the close of business on October 1, 2004, such Party (or either Party, in the case of a condition or obligation that is not owed to either party, such as compliance with the HSR Act) may terminate this Agreement immediately upon the giving of written notice thereof to the other Party. If this Agreement is terminated, Buyer shall promptly return all records, maps, files, papers, and other property of Seller then in its possession, and neither Party shall hereafter have any liability under this Agreement. This provision shall not, however, apply to limit the liability of a Party in violation of the terms and provisions of this Agreement.


                                    ARTICLE 4
                    ALLOCATION OF PROCEEDS AND PURCHASE PRICE

      A. Proceeds from Operations. All proceeds attributable to the operation, ownership, use or maintenance of or otherwise relating to the Subject Interest prior to the Effective Time shall be the property of Seller and to the extent received by Buyer or its Affiliates, Buyer shall promptly and fully disclose, account for and transmit same to Seller. All proceeds attributable to the operation, ownership, use, or maintenance of or otherwise relating to the Subject Interest on and after the Effective Time shall be the property of Buyer and to the extent received by Seller or its Affiliates, Seller shall promptly and fully disclose, account for and transmit same to Buyer.

      B. Purchase Price Allocation. Buyer and Seller shall, prior to or at Closing, agree to allocate the Purchase Price among the Subject Interest in substantially the same form attached

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hereto as Exhibit "P" which will represent a reasonable determination in good faith of the fair market value of the Subject Interest. Seller and Buyer agree
(i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code on Form 8594 in a manner consistent with such allocation and (ii) not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise, unless required by applicable Laws or with the consent of the other Party.


                                    ARTICLE 5
                   RESPONSIBILITY FOR PAYMENTS AND OBLIGATIONS

      A. Payments, Taxes, Employee Obligations. Seller shall be responsible for all rentals, contractual payments, compensation owed to employees, operating costs, expenses, fees, vendor and contractor invoices, billings, Taxes, charges, any claims for overcharges or rate discrimination or other complaints under or pertaining to Seller's tariffs (including rates and regulations), assessments and other indebtedness and obligations attributable to the ownership, operation, use or maintenance of the Property prior to the Effective Time. Buyer shall be responsible for all such payments and obligations attributable to the ownership, operation, use or maintenance of the Subject Interest on and after the Effective Time. Seller shall be responsible for all Taxes attributable to the ownership, operation, use or maintenance of the Property on or before the Closing Date and Buyer shall be responsible for all Taxes arising from the ownership, operation or maintenance of the Subject Interest first arising after the Closing Date. The Parties agree that the Buyer is not the successor employer to any employee of Seller whether or not hired by Buyer, and Buyer does not assume any obligations or liabilities of Seller to such employees.

      B. Assumption of Liabilities and Obligations Relating to the Subject Interest. On and after the Effective Time, but subject to Seller's indemnities set forth in Article 13, Buyer shall assume all liabilities and perform all obligations of Seller relating to the Subject Interest (whether such obligations are to a grantor, a Governmental Authority or any other Person) and whether such liabilities or obligations are attributable to periods of time prior to or after the Effective Time, including, but not limited to, any obligations arising with respect to the abandonment or removal (as the case may be) of any existing facilities, Pipeline, Tank Farm, Terminal, appurtenant or associated Equipment or other personal property located on and included in the Subject Interest.

      C. Adjustments Regarding Utilities. To the extent utilities have not been placed in Buyer's name as of the Effective Time, charges and credits for water, electricity, sewage, gas and all other utilities shall be adjusted and apportioned between Seller and Buyer through the Effective Time. If Buyer receives invoices for utilities for any period of time prior to the Effective Time, Buyer will promptly forward the invoices to Seller for payment. Likewise, if Seller receives invoices for utilities for any period of time on or after the Effective Time, Seller will promptly forward the invoices to Buyer for payment. If new utility connections or meters are


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required for Buyer's assumption of utility services, the cost shall be borne by
Buyer. After Closing, Buyer shall promptly place in its own name all utilities associated with the Subject Interest.


                                    ARTICLE 6
                            TAXES AND RELATED MATTERS

      A. Cooperation. Buyer and Seller agree to furnish, or cause to be furnished, to each other, upon request, as promptly as practicable, such information and assistance relating to the Property as is reasonably necessary for the filing of all Tax returns, the preparation for any audit by any taxing authority, and the prosecution or defense of any Proceeding relating to any Tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Property and each shall execute and deliver such documents as are necessary to carry out the intent of this article.

      B. Property Taxes. All real estate, ad valorem and personal property taxes shall be prorated between Buyer and Seller as of the Closing Date based upon the number of days during the applicable tax period each Party owned the Property subject to such tax. For purposes of this Agreement, general property Taxes in respect to the ownership or use of the Property for the calendar year in which the Effective Time occurs shall be prorated between Buyer and Seller as of the Effective Time regardless of when such general property Taxes are actually billed and payable. At Closing, Seller's portion of such general property Taxes attributable to the period prior to the Effective Time shall be deducted from the Purchase Price to be paid to Seller. Buyer shall actually pay to the taxing authority all general property Taxes for the year of Closing which are payable after the Closing. Notwithstanding anything in this Agreement to the contrary, no further adjustment shall be made for such general property Taxes due for the Tax year in which the Closing occurs and which are payable after the Closing, and Buyer hereby agrees to assume the payment of all such general property Taxes effective upon Closing.

      C. Documentary Transfer Taxes. Buyer shall pay and bear all documentary transfer Taxes, realty transfer Taxes and charges or fees with respect to the transfer of real property or to the recordation of the documents necessary for the transfer of real property that may be required for the transfer of the Property from Seller to Buyer.

      D. Other Transfer Taxes. Buyer shall pay and be responsible for any other applicable transfer Taxes incurred in connection with the purchase and sale of the Property, including, without limitation, any federal, state or local sales, use, or excise Taxes, whether levied on Seller or Buyer. Buyer shall be responsible for, and will file all necessary Tax returns and other documentation with respect to all such Taxes and remit, upon the request of Seller, copies of the portions of such returns relevant to this Agreement and any necessary documentation to Seller.

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      E. Confidential Tax Information. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party, or to any other Person, absent legal constraint, any Tax return or other confidential Tax information.

      F. Deferred Like-Kind Exchange Cooperation. If so requested by a Party, the other Party shall, at no cost or obligation to such other Party, cooperate in structuring and completing all or a portion of this transaction so as to effect a disposition of "relinquished property" in connection with a multiple party deferred like-kind exchange pursuant to Section 1031 of the Code. In particular, Buyer hereby consents to the assignment of an interest in the Subject Interest to a "qualified intermediary" prior to the Closing hereunder and the assignment by Seller to such "qualified intermediary" of Seller's right to receive the Purchase Price hereunder. The terms "qualified intermediary," and "relinquished property" as used herein shall have the meanings ascribed to them in Treasury Regulations Section 1.1031(k)-1. The requesting Party agrees to indemnify and hold harmless the other Party from any costs, expenses and claims relating to its cooperation arising out of a like-kind exchange of the requesting Party, which indemnity shall survive Closing. Nothing in this Section 6F is intended to relieve any Party from its obligations hereunder.

      G. Certification of Non-Foreign Status. On the Closing Date, Seller shall deliver to the Buyer a certificate in the form attached hereto as Exhibit "Q" (Certification of Non-Foreign Status) signed under penalty of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and
(iii) providing its address, all pursuant to Section 1445 of the Code.


                                    ARTICLE 7
                     SELLER'S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer the following:

      A. No Brokers. Seller has not incurred any obligation or liability, contingent or otherwise, nor made any agreement with respect to any broker or finder's fees arising out of or in any way related to the transaction contemplated by this Agreement for which Buyer will be in any way liable.

      B. Organization. Shell Pipeline Company LP is a limited partnership and Shell Oil Products US is a limited liability company, both duly formed, validly existing and in good standing under the Laws of the State of Delaware and duly qualified to carry on business in the states in which their business requires them to be qualified.

      C. Power and Authority. Seller has the power and authority necessary to enter into and perform this Agreement and the transaction contemplated hereby, and assuming compliance with the requirements of the HSR Act, the execution, delivery and performance of this Agreement

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and the transactions contemplated hereby by Seller will not, with the passage of time or the giving of notice or both: (1) violate any provision of the formation documents of Seller, (2) materially violate any agreement or instrument to which Seller is a party or by which Seller is bound, (3) materially violate any judgment, order, ruling or decree applicable to Seller as a party in interest,
(4) violate any Law applicable to Seller or to this Agreement or (5) result in the creation or imposition of any Lien on any of the Property.

      D. Authorization and Enforceability. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller, and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered by Seller. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

      E. Investment Company Act; PUCHA. Seller is not (1) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended or (2) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended or (3) a "foreign person" within the meaning of Section 1445 of the Code.

      F. Violations of Law. Except as set forth in the Disclosure Schedule, to Seller's knowledge, Seller is not in violation of or in default under any Law in connection with its ownership and/or operation of the Property.

      G. Taxes. Except as set forth in the Disclosure Schedule, to Seller's knowledge, Seller has filed in a timely manner all required federal, state, and local income, sales, use, property, and franchise Tax returns related to the Property, and has paid (except amounts being diligently contested in good faith by appropriate Proceedings and in the Disclosure Schedule) all required Tax or similar assessments arising from or related to the Property, including any interest, penalties or additions attributable thereto shown as due on all such filings. Taxes which Seller was required by Law to withhold or collect in respect to the Property have been withheld or collected and have been paid over to the proper Governmental Authorities or are properly held by Seller for such payment when due and payable.

      H. Permits. Except as disclosed in the Disclosure Schedule, to Seller's knowledge (1) the Subject Interest includes all Permits necessary for the operation of the Property as currently

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conducted, (2) each such Permit is in full force and effect, and (3) Seller is in compliance with all its obligations with respect to such Permits.

      I. Necessary Assets. Except for the Excluded Assets and any title gaps for which Buyer has assumed the risk under Section 8D, and except as disclosed in the Disclosure Schedule, to Seller's knowledge, the Pipelines, Terminals, Tank Farms, Real Property, Rights-of-Way and Permits, Equipment and Assigned Contracts constitute all of the properties and assets necessary for the operation of the Pipelines, Tank Farms, and Terminals as they are currently used and operated and as they were used and operated during 2003.

      J. No Proceedings. Except as set forth in the Disclosure Schedule, to Seller's knowledge, (1) there is no Proceeding directly affecting the Property or Seller's ownership or operation thereof on the date hereof that is pending or threatened, and that, if adversely determined, would impair or prohibit the consummation of the transaction contemplated hereby and (2) there are no material orders, writs, judgments, stipulations, injunctions, decrees, determinations, awards or other decisions of any Governmental Authority, or any arbitrator or mediator, outstanding against Seller pertaining to any portion of the Subject Interest.

      K. Disclosure Schedule Updates. Seller will (with Buyer's consent, which shall not be unreasonably withheld) update the Disclosure Schedule between the signing of this Agreement and Closing in order to make these representations true as stated at Closing.

      L. No Liens. Except for interests in real property (including rights-of-way), Seller has good and marketable title to all of the Property, free and clear of all Liens other than Permitted Encumbrances. None of the Property is subject to a Lien securing indebtedness (including obligations under sale-leaseback transactions).


                                    ARTICLE 8
                     BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following:

      A. Independent Investigation. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLE 7 HEREOF, BUYER ACKNOWLEDGES THAT (1) SELLER IS SELLING AND BUYER IS ACQUIRING THE SUBJECT INTEREST ON AN "AS IS", "WHERE IS" BASIS, WITHOUT ANY REPRESENTATIONS AND WARRANTIES CONCERNING THE SUBJECT INTEREST (EXPRESS, IMPLIED OR STATUTORY), (2) SELLER HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF TITLE, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE WITH REGARD TO THE SUBJECT INTEREST AND SELLER HAS EXPRESSLY DISCLAIMED ANY WARRANTIES (EXPRESS, IMPLIED OR STATUTORY), AND (3) SELLER HAS NOT AND

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DOES NOT WARRANT DESCRIPTION, VALUE, QUALITY, OR CONDITION OF ANY OF THE
PROPERTY (INCLUDING THE PIPELINES, TANK FARMS, TERMINALS, APPURTENANT OR ASSOCIATED EQUIPMENT OR OTHER REAL OR PERSONAL PROPERTY LOCATED ON OR INCLUDED IN THE PROPERTY). BUYER FURTHER ACKNOWLEDGES THAT SELLER HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATION OR WARRANTY CONCERNING THE PRESENT OR FUTURE VALUE OF THE POSSIBLE INCOME, COSTS OR PROFITS IF ANY, TO BE DERIVED FROM THE SUBJECT INTEREST. BUYER HAS MADE INDEPENDENT INSPECTIONS, ESTIMATES, COMPUTATIONS, REPORTS, STUDIES, AND EVALUATIONS OF THE SUBJECT INTEREST AND HAS SATISFIED OR WILL SATISFY ITSELF PRIOR TO THE EXPIRATION OF THE REVIEW PERIOD WITH RESPECT TO THE CONDITION OF THE PROPERTY. FURTHER, BUYER ACKNOWLEDGES THAT THE PROPERTY HAS BEEN USED FOR THE TRANSPORTATION OF REFINED PETROLEUM PRODUCTS OR CRUDE OIL AND MAY HAVE BEEN THE SUBJECT OF ONE OR MORE RELEASES OF REFINED PETROLEUM PRODUCTS OR CRUDE OIL AS A RESULT OF ITS USE.

      B. Investment. Buyer is acquiring the Subject Interest for its own benefit and account and not with the intent of distributing fractional undivided interests thereof as would be subject to regulation by federal or state securities Laws.

      C. Evaluation by Buyer. By reason of Buyer's knowledge and experience in the evaluation, acquisition and operation of similar properties, Buyer has evaluated the merits and risks of purchasing the Subject Interest and has formed an opinion based solely upon Buyer's knowledge and experience and not upon the Information Memoranda or any representations or warranties by Seller or any of its representatives other than Seller's representations set forth in Article 7 hereof.

      D. Transfer Restrictions. Buyer assumes the risk of any transfer restrictions or renegotiation requirements associated with, or the expiration of, any Rights-of-Way, Permits, franchises, Assigned Contracts or other agreements applicable to the Subject Interest .

      E. Compliance with Laws. Buyer shall comply with all applicable Laws and shall promptly obtain, or have transferred to its name, and maintain all Permits or consents required by public or private parties in connection with the Property purchased.

      F. Organization. Buyer is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on business in the states in which the ownership of the Subject Interest requires it to be qualified.

      G. No Brokers, Buyer has not incurred any obligation or liability, contingent or otherwise, nor has it made any agreement with respect to any broker or finder's fees arising out of or in any way related to the transaction contemplated by this Agreement for which Seller will be in any way liable.

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      H. Power and Authority. Buyer has the power and authority necessary to enter into and perform this Agreement and the transaction contemplated hereby, and assuming compliance with the requirements of the HSR Act, the execution, delivery and performance of this Agreement and the transactions contemplated hereby by Buyer will not (1) violate any provision of the formation documents of Buyer, (2) materially violate any agreement or instrument to which Buyer is a party or by which Buyer is bound, (3) violate any judgment, order, ruling or decree applicable to Buyer as a party in interest or (4) violate any Law applicable to Buyer or to this Agreement.

      I. Authorization and Enforceability. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered on behalf of Buyer, and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered by Buyer. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

      J. Investment Company Act and PUCHA. Buyer is not (1) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended or (2) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended or (3) a "foreign person" within the meaning of Section 1445 of the Code.

      K. No Knowledge. Buyer's management responsible for the consummation of this transaction has no knowledge that there exists any wrong or inaccurate information, omissions, misrepresentations or mistakes on the Disclosure Schedule.


                                    ARTICLE 9
                               COVENANTS OF SELLER

      A. Seller shall (and shall cause its applicable Affiliates to) execute the Ancillary Agreements in substantially the form attached hereto as Exhibits "L", "M" and "N" as of the Closing Date.

      B. Notwithstanding anything to the contrary contained in this Agreement, to the extent the Parties elect or are required to consummate the transactions contemplated hereby prior to obtaining a third party consent required with respect to a portion of the Subject Interest (each a "Non-Assigned Asset"), such Non-Assigned Asset shall be held by Seller for all times during the Holding Period (as defined below). Within sixty (60) days after Closing, Buyer shall provide Seller with a proposed list of all of the Non-Assigned Assets. Within thirty (30) days of receipt of the list from Buyer, Seller and Buyer will agree to the final list of Non-Assigned Assets. During the Holding Period (a) Seller shall provide Buyer with the economic benefits and risks thereof, (b) the Parties shall continue to use their Reasonable Efforts to obtain the third party consent(s) related to such Non-Assigned Asset, and (c) upon Buyer's request, Seller shall enforce, at Buyer's sole cost and expense, any and all rights of Seller against a third party with respect to such Non-Assigned Asset, including instituting and prosecuting all proceedings which Buyer may in its reasonable discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Non-Assigned Assets or take other actions reasonably necessary to obtain the benefits of such Non-Assigned Assets, and defending or compromising any and all actions, suits or proceedings in respect of such Non-Assigned Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing, including any amounts payable as interest in respect thereof. Seller will promptly pay to Buyer when received all monies received by Seller under any Non-Assigned Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. At such time as the third party consent for a Non-Assigned Asset is obtained, Seller shall promptly assign such Non-Assigned Asset to Buyer using the form of Conveyance Document appropriate for such Assigned Asset. For purposes of this Agreement, if the Non-Assigned Asset is an easement or similar right, then the term Non-Assigned Asset shall include that portion of the associated pipeline or other asset located thereon. For purposes of this Agreement, the term "Holding Period" for any particular Non-Assigned Asset shall mean the period beginning on the Closing Date and ending on earlier of (i) the date upon which the contract for which consent was not obtained expires, (ii) the date upon which such consent or an alternative arrangement is obtained on terms that are substantially similar to Buyer in both operational and economical respects or (iii) the second anniversary of the Closing Date. At the end of the Holding Period, Seller shall assign any remaining Non-Assigned Assets to Buyer.

      C. Operation of the Property. During the period between the date of this Agreement and the Closing, except to the extent Buyer has otherwise consented (which consent will not be unreasonably withheld) or an item has been previously disclosed on the Disclosure Schedule, (1) Seller and its Affiliates will not engage in any practice, take any action, or enter into any transaction with respect to (or binding on) any portion of the Property outside the ordinary course of the Property's business or inconsistent with past custom and practice (including lowering or applying to lower tariff rates), (2) Seller and its Affiliates will keep the significant components of the Property substantially intact (including its present operations, physical facilities, working conditions, and relationships with significant lessors, licensors, suppliers and customers), (3) Seller and its Affiliates shall obtain consent from Buyer prior to implementing operational decisions of a material nature, and (4) Seller shall not (a) sell or dispose of any of the Property, (b) amend or permit to terminate (other than expiration in accordance with its terms) any

Assigned Contract, (c) enter into any material agreement with respect to the Property, or (d) incur any indebtedness or Liens affecting or with respect to the Property.


                                   ARTICLE 10
                               COVENANTS OF BUYER

      A. No Change in Use. Buyer will not materially change the use of any of the Property in such a way as to increase the level of clean-up required by any Governmental Authority for any pollution condition which had affected the Property prior to the Effective Time. Buyer also agrees that it will require that the condition outlined in the previous sentence of any of its successors or assigns of any portion of the Property.

      B. Ancillary Agreements. Buyer shall (and shall cause its applicable Affiliates to) execute the Ancillary Agreements in substantially the form attached hereto as Exhibits "L", "M" and "N" as of the Closing Date.

      C. Changes to the Pipelines. After the initial commitment period under the Transportation Agreement, for a period of eight (8) additional years, Buyer agrees that it will provide at least two (2) years notice to Seller of any changes to be made to the Pipelines that would materially impact the ability of Shell to continue shipments at the level shipped by Shell during the calendar year immediately preceding such notice.

      D. Compliance with Laws and Transfer Restrictions. Buyer shall comply with all applicable Laws and shall promptly obtain, or have transferred to its name, and maintain all Permits or consents required by public or private parties in connection with the transfer of the Subject Interest as contemplated hereby.


                                   ARTICLE 11
                             PRE-ACQUISITION REVIEW

      A. Review Period. During the period commencing on the date of this Agreement and ending forty-five (45) days after the date of this Agreement (the "Review Period"), Buyer and its Affiliates and the employees, agents and consultants of either shall have the right to do the following, at Buyer's expense and with the cooperation and assistance of Seller, subject to Buyer's executed confidentiality agreement ("Confidentiality Agreement"), and also subject to Buyer supplying to Seller, prior to the end of the Review Period, copies of any reports and/or assessments prepared by Buyer or its Affiliates or the consultants of either, concerning the condition of the Property which are relied upon as the basis of Buyer's termination option under Section 11E, and allowing Seller to discuss the reports or assessments with the Person who prepared them:

            1. Enter all or part of the Property with Seller's representative, including all or any easements, to view the Pipelines, Tank Farms, Terminals, facilities, Equipment, and other operations conducted thereon, and to conduct a surface only inspection and assessment, inventory, study and examination of the same, independently of any documents, data or information furnished by Seller hereunder; and

            2. Inspect and review the Books and Records. Buyer acknowledges that it shall not have access to (a) Seller's Pipeline Manuals used in the operation of the Pipelines or (b) the process used by Seller for integrity assessments, which are considered by Seller to be proprietary property.

      B. No Sampling. Buyer shall not have the right to perform any sampling of any kind in connection with any site assessment, including, but not limited to, any phase II site assessment on any portion of the Property.

      C. Information is Confidential. Except as required by Law, all information acquired by Buyer in any inspection, inventory, study, or examination of the Property, and the results of any analysis thereof, shall be kept confidential by Buyer from anyone other than Seller in accordance with Buyer's executed Confidentiality Agreement. Should Buyer be required by any Law to disclose any information concerning the Property, Buyer shall notify Seller at least five (5) days prior to Buyer's disclosure of such information.

      D. Indemnity. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective owners, officers, directors, employees, attorneys, and agents from any and all Losses, liabilities, attorneys' fees, court costs, liens, or encumbrances for labor or materials, claims and causes of action arising out of any injury to or death of any Persons or damage to property occurring to or on the Property as a result of the exercise of Buyer's rights under this article, except to the extent the indemnified event or occurrence arises from or is caused by the sole negligence or fault of Seller. Seller shall have the right at all times to participate in the preparation for and conducting of any hearing or trial related to this indemnification provision, as well as the right to appear on its own behalf or to retain separate counsel to represent itself at any such hearing or trial.

      E. Termination Option. Except as hereinafter provided, Buyer shall have the option of terminating this Agreement by providing written notice to Seller on or before the last day of the Review Period, in the event Buyer determines, during the Review Period, that the Property is subject to any: (1) Material Adverse Environmental Condition or (2) Material Defect. To be effective, any such notice shall specifically identify and describe the basis for such termination, and shall include reasonable evidence of the Material Defect or Material Adverse Environmental Condition leading to the termination notice. Neither (i) a minor deviation in the location of a Pipeline, relative to a defined Right-of-Way in an easement, (ii) a gap in the Right-of-Way nor (iii) an encroachment onto a Right-of-Way shall be deemed to constitute a Material Defect for purposes of this Agreement.

      F. Seller's Remedy. Notwithstanding the delivery of a notice of termination by Buyer to Seller, this Agreement shall not be terminated if, within thirty (30) days after Seller's receipt of such notice: (1) Seller remedies or agrees to remedy, to a degree which is mutually agreed during the referenced thirty (30) day period, such Material Adverse Environmental Condition or Material Defect; or (2) Seller and Buyer mutually agree on an adjustment to the Purchase Price.

      G. Buyer's Termination. Notwithstanding the above, if Buyer can provide reasonable evidence that the Property is subject to Material Adverse Environmental Conditions or Material Defects that, when totaled together would, or could reasonably be expected to, (i) cost more than ten percent (10%) of the Purchase Price to remedy or cure the condition or defect, or (ii) result in Losses in excess of ten percent (10%) of the Purchase Price, Buyer, in its sole discretion, may terminate this Agreement.

      H. Negotiation with Agencies. If Seller agrees to remedy any specific Material Adverse Environmental Condition or Material Defect in the Property, then all negotiations and contacts with Governmental Agencies for approval and review of such remedial action shall be made by Seller, and Buyer shall make no independent contacts with any of the Governmental Agencies relative to such remedial action. Buyer shall receive copies of all correspondence between Seller and any Governmental Agencies regarding such remedial action.

      I. Notice of End of Review Period. When the Review Period has ended, or prior to that time if Buyer has completed its pre-acquisition review, Buyer shall send Seller a Notice, to the address provided in Article 28, that it has completed its pre-acquisition review.

      J. Transition. When Buyer notifies Seller, in writing, that its pre-acquisition review is complete, then Buyer and Seller shall enter into a period of transition. During the transition period, Buyer's representatives shall be allowed to "job-shadow" and/or consult with the appropriate Seller employees for an agreed upon period of time. Seller shall also make available to Buyer those of Seller's employees who are interested in discussing employment with Buyer.


                                   ARTICLE 12
                                      TITLE

      A. Conveyances. At Closing, Seller shall transfer to Buyer title to the Subject Interest by means of the Conveyance Documents. In the case of the Real Property, it shall be free and clear at Closing of any Liens (except for Permitted Encumbrances) of any Person claiming by, through or under Seller or any of its Affiliates, but not otherwise, and transfer shall be by means of a Special Warranty Deed in substantially the form attached hereto as Exhibit "I".

      B. Title Examination. During the period commencing on the date of this Agreement and ending sixty - five (65) days after the date of this Agreement ("Title Examination Period"), Buyer and its Affiliates and their employees, agents and contractors shall have full access to and the right (subject to the executed Confidentiality Agreement) to examine all of Seller's title records relating to the Property, including but not limited to, those listed on Exhibits "B" and "C" attached hereto.

      C. Notice of Significant Title Defect. On or before the last day of the Title Examination Period, Buyer shall give Seller written notice of the land and property interests included in the Property, if any, which have a Significant Title Defect. None of the following shall be deemed to constitute a Significant Title Defect for purposes of this Agreement (i) a minor deviation in the location of a Pipeline, relative to a defined Right-of-Way in an easement, (ii) a gap in a Right-of-Way or (iii) an encroachment onto a Right-of-Way. If any Significant Title Defect cannot be or is not cured by Seller prior to the Effective Time, Buyer may, at its election, in writing: (1) terminate this Agreement without further obligation or liability by giving written notice of termination to Seller at any time prior to Closing; (2) offer to acquire the Subject Interest, including the portion affected by the Significant Title Defect, subject to the terms of this Agreement, but at a reduced Purchase Price, which offer Seller may accept or reject in its sole discretion; or (3) acquire the Subject Interest, including the portion affected by the Significant Title Defect, without adjustment to the Purchase Price.


                                   ARTICLE 13
           SELLER'S RESPONSIBILITY FOR CLAIMS RELATING TO THE PROPERTY

      A. Seller's Environmental Responsibilities shall be as follows:

            (1) Ongoing Remedial Work.

                  (a) Unless otherwise agreed, Seller shall retain full responsibility for all costs, including capital, operating and maintenance costs, incurred in connection with (i) any investigation and monitoring of Environmental Conditions or (ii) any clean-up, remedial, removal or restoration work of those Environmental Conditions, either of which is ongoing on the Closing Date and that is required by any Governmental Authority with applicable jurisdiction because of the presence, suspected presence, release or suspected release of a Hazardous Substance in the air, soil, surface water, or groundwater on or emanating from the Property (hereinafter the "Ongoing Remedial Work"). The Ongoing Remedial Work is listed on the Disclosure Schedule. Any equipment associated with the Ongoing Remedial Work will remain the property of Seller. The performance of Ongoing Remedial Work will be by the Seller, in the name of the Seller. The Seller will obtain all necessary licenses, manifests, permits and approvals to perform such work. All Ongoing Remedial Work and the disposal of all waste generated by the Ongoing Remedial Work will be performed in accordance with all applicable Laws.

                  (b) Buyer grants to Seller, at no cost to Seller, ingress, egress, access to the Subject Interest and use of the lands (including land farming activities) and utilities, including, but not limited to, electricity and water, as needed by Seller to complete any of the Ongoing Remedial Work described in this Section 13A.(1). Seller's responsibility any Ongoing Remedial Work shall terminate upon Seller's receipt from the applicable Governmental Authority of one of the following: (i) concurrence in any form that remediation efforts are complete and the site may be closed; (ii) No Further Action Required Letter or a similar document issued by a Governmental Authority exercising jurisdiction over the Ongoing Remedial Work; (iii) concurrence with the results of Seller's risk based corrective action plan or (iv) regulatory concurrence that active remediation may be discontinued subject only to periodic monitoring. Seller will conduct all communications concerning Seller's remediation activities with all Governmental Authorities having jurisdiction. Seller will provide Buyer with copies of all correspondence with the applicable Governmental Authorities concerning Seller's Ongoing Remedial Work, but Buyer shall not communicate with the Governmental Authorities concerning Seller's Ongoing Remedial Work.

                  (c) Buyer shall notify Seller within seventy-two (72) hours of any release within 500 feet of any of Seller's Ongoing Remedial Work. If such a release occurs, Seller shall, at Seller's sole discretion and expense, have the right to be present during Buyer's release cleanup activities, take photographs, take notes or take soil samples.

                  (d) Should Buyer have a reportable release that directly impacts or affects Seller's Ongoing Remedial Work at a site, then Seller will transfer to Buyer the net present value of the amount of money Seller's remediation consultants or personnel reasonably determine is required for such Ongoing Remedial Work at the site where Buyer's release occurred. Buyer shall thereupon assume full responsibility for the Ongoing Remedial Work at the specific site along with the remediation of Buyer's own release.

            (2) ENVIRONMENTAL INDEMNITY. SUBJECT TO SECTION 13A.(4), SELLER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER, AND ITS AFFILIATES, AND THE DIRECTORS, OFFICERS, SHAREHOLDERS, PARTNERS, OWNERS, EMPLOYEES, TENANTS, CONTRACTORS, ATTORNEYS, AND AGENTS OF ANY OF THEM, ("BUYER INDEMNITEES") HARMLESS FROM ANY CLAIMS (INCLUDING, WITHOUT LIMITATION, THIRD PARTY CLAIMS FOR PERSONAL INJURY OR DEATH, INCLUDING EXPOSURE, OR REAL OR PERSONAL PROPERTY DAMAGE), ACTIONS, ADMINISTRATIVE PROCEEDINGS (INCLUDING INFORMAL PROCEEDINGS), JUDGMENTS, DAMAGES, PENALTIES, FINES, COSTS, LIABILITIES (INCLUDING SUMS PAID IN SETTLEMENT OF CLAIMS), INTEREST OR LOSSES, CONSULTANT FEES, ATTORNEYS' FEES AND EXPERT FEES THAT ARISE OR ACCRUE DIRECTLY OR INDIRECTLY FROM OR AS A RESULT OF
(i) THE EXISTENCE OF ENVIRONMENTAL CONDITIONS PRIOR TO THE EFFECTIVE TIME OR
(ii) VIOLATION OF APPLICABLE ENVIRONMENTAL LAW, EITHER OF WHICH WAS IN

CONNECTION WITH THE OPERATION OF THE PIPELINES, TANK FARMS OR TERMINALS PRIOR TO THE EFFECTIVE TIME.

            (3) Post Closing Assessment. Buyer, and its Affiliates and transferees, are prohibited from conducting post Closing environmental assessments, except in those cases (i) where a reasonably prudent pipeline operator, not afforded the indemnities provided in this Agreement, would conduct such assessments in the ordinary course of business, (ii) where required or directed by a Governmental Authority having jurisdiction or (iii) due to any legal or contractual requirements related to the Property. Notwithstanding anything to the contrary herein, should Buyer, or its Affiliates or transferees, conduct a post Closing environmental assessment which is neither (i) of a type which a reasonably prudent pipeline operator, not afforded the indemnities provided in this Agreement, would conduct in the ordinary course of business or
(ii) required or directed by a Governmental Authority having jurisdiction or
(iii) due to any legal or contractual requirements related to the Property, then Buyer, or its Affiliates or transferees, shall indemnify, defend and hold harmless Seller Indemnitees from any and all Claims (including Claims for personal injury, death and/or property damage) arising out of or resulting from such post Closing environmental assessment.

            (4) LIMITATIONS ON SELLER'S ENVIRONMENTAL INDEMNITY. THE INDEMNITIES CONTAINED IN SECTION 13A.(2) SHALL ONLY APPLY TO MATTERS FOR WHICH SELLER HAS RECEIVED NOTICE FROM BUYER WITHIN TWO (2) YEARS AFTER THE EFFECTIVE TIME AND ARE SUBJECT TO A TWO HUNDRED FIFTY THOUSAND DOLLAR ($250,000.00) DEDUCTIBLE PER CLAIM TO BE PAID BY BUYER AND A TOTAL AGGREGATE CAP ON ALL AMOUNTS TO BE PAID BY SELLER OF THIRTY MILLION DOLLARS ($30,000,000.00). IN NO EVENT SHALL SELLER BE LIABLE TO ANY PERSON OR COMBINATION OF PERSONS UNDER SECTION 13A.(2) FOR MORE THAN THIRTY MILLION DOLLARS ($30,000,000.00). EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, SELLER SHALL HAVE NO LIABILITY UNDER SECTION 13A.(2) WITH RESPECT TO MATTERS FOR WHICH SELLER HAS NOT RECEIVED NOTICE FROM BUYER AFTER THE EXPIRATION OF TWO (2) YEARS AFTER THE EFFECTIVE TIME.

      B. SELLER'S GENERAL INDEMNITY OF BUYER. TO THE FULLEST EXTENT PERMITTED BY LAW, BUT NO FURTHER, SELLER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER INDEMNITEES FROM ANY AND ALL LOSSES, LIABILITIES, LIENS, ENCUMBRANCES, DAMAGES, JUDGMENTS, DEMANDS, SUITS, CLAIMS, ASSESSMENTS, CHARGES, FINES, PENALTIES OR EXPENSES (INCLUDING ATTORNEYS' AND EXPERTS' FEES AND OTHER COSTS OF LITIGATION) OF ANY KIND OR CHARACTER THAT ARISE OR ACCRUE DIRECTLY OR INDIRECTLY FROM EVENTS OR CONDITIONS OCCURRING PRIOR TO THE EFFECTIVE TIME AND WHICH ARISE OUT OF, IN CONNECTION WITH, OR RESULT FROM: (1) THE OWNERSHIP, POSSESSION, OPERATION, USE OR MAINTENANCE OF THE PROPERTY BEFORE THE EFFECTIVE TIME, OR (2) THE BREACH OF ANY OF

SELLER'S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT. SUCH INDEMNIFICATION SHALL NOT APPLY TO THE EXTENT THE INDEMNIFIED EVENT OR OCCURRENCE ARISES FROM OR IS CAUSED BY THE CONCURRENT OR CONTRIBUTORY NEGLIGENCE, OR BOTH (WHETHER ACTIVE OR PASSIVE OR OF ANY KIND OR NATURE) OR FAULT OF BUYER OR IF CAUSED BY THE GROSS NEGLIGENCE OF BUYER. THIS PARAGRAPH SHALL NOT APPLY TO ENVIRONMENTAL LIABILITIES AS SET OUT IN SECTIONS 13A.(1) AND 13A.(2).

      C. LIMITATION ON SELLER'S GENERAL INDEMNITY. THE INDEMNITIES CONTAINED IN
SECTION 13B.(1) AND (2) SHALL APPLY TO MATTERS FOR WHICH SELLER HAS RECEIVED NOTICE FROM BUYER WITHIN TWO (2) YEARS AFTER THE EFFECTIVE TIME AND ARE SUBJECT TO A ONE HUNDRED FIFTY THOUSAND DOLLAR ($150,000.00) DEDUCTIBLE PER CLAIM TO BE PAID BY BUYER AND A TOTAL AGGREGATE CAP ON ALL AMOUNTS TO BE PAID BY SELLER OF SEVEN MILLION DOLLARS ($7,000,000.00). IN NO EVENT SHALL SELLER BE LIABLE TO ANY PERSON OR COMBINATION OF PERSONS UNDER SECTION 13B. FOR MORE THAN SEVEN MILLION DOLLARS ($7,000,000.00). EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, SELLER SHALL HAVE NO LIABILITY UNDER SECTION 13B.(1) AND (2) AFTER THE EXPIRATION OF TWO (2) YEARS AFTER THE EFFECTIVE TIME.

      D. INTENTIONALLY OMITTED.

      E. NO PUNITIVE DAMAGES. THE FOREGOING INDEMNITIES BY SELLER UNDER THIS
ARTICLE 13 SHALL NOT COVER OR INCLUDE ANY PUNITIVE, OR EXEMPLARY DAMAGES EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE AWARDED TO A THIRD PERSON CLAIMANT UNDER ANY CLAIM FOR WHICH SELLER HAS AN INDEMNITY OBLIGATION TO BUYER.

      F. NO TRANSFER OF INDEMNITIES. SELLER'S INDEMNITIES CONTAINED IN THIS AGREEMENT ARE PERSONAL TO BUYER AND MAY NOT BE ASSIGNED TO A THIRD PERSON. SHOULD BUYER SELL OR TRANSFER ALL OR ANY PORTION OF THE PROPERTY PURCHASED UNDER THIS AGREEMENT TO A THIRD PERSON, SELLER'S INDEMNITY RELATING TO THAT PORTION SO SOLD OR TRANSFERRED WILL BE IMMEDIATELY EXTINGUISHED.


                                   ARTICLE 14
           BUYER'S RESPONSIBILITY FOR CLAIMS RELATING TO THE PROPERTY

      A. Buyer's Environmental Responsibility shall be as follows:

            (1) Future Remediation Sites. Regardless of when the release causing the Environmental Condition occurred, Buyer agrees to accept full responsibility for all costs, including capital, operating and maintenance costs, incurred in connection with (i) any investigation or monitoring of Environmental Conditions or (ii) any clean-up, remedial, removal or restoration work of those Environmental Conditions, if any, either of which may be necessary on or after the Effective Time and required by any Governmental Authority with applicable jurisdiction because of the presence, suspected presence, release or suspected release of Hazardous Substances in the air, soil, surface water, or groundwater on or emanating from the Property (hereinafter the "Future Remedial Work"); provided however, that as long as Seller's Environmental Indemnity of Buyer is in place, such indemnity shall apply to any Environmental Condition which would be included under that indemnity. The performance of any Future Remedial Work will be by the Buyer, in the name of Buyer. The Buyer will obtain all necessary licenses, manifests, permits and approvals to perform such work. All Future Remedial Work and the disposal of all waste generated by the Future Remedial Work will be in accordance with all applicable Laws. It is expressly understood that Buyer, under this section, does not assume any responsibility for Ongoing Remedial Work as that work is set out in Section 13A.(1) above, and that no Ongoing Remedial Work shall be considered under or included in the indemnity cap or deductible amounts set forth in Article 13.

            (2) Monitoring of Wells. At such time as testing of Monitoring Wells is the only work left with regard to a site on which Ongoing Remedial Work was being done at the Effective Time, Buyer assumes the obligation to continue any required testing of any Monitoring Wells on the Subject Interest for Environmental Conditions. Buyer will promptly file any required reports and send a copy of same to Seller. In addition, Buyer assumes, as of the Effective Time all responsibility, including all costs and expenses, for the testing of and reporting related to any other Monitoring Wells associated with the Subject Interest and shown on the Monitoring Well List attached to the Disclosure Schedule. Buyer will conduct these monitoring activities until site closure is obtained as outlined in Section 13A.(1)(b).

            (3) ENVIRONMENTAL INDEMNITY. EXCEPT WITH RESPECT TO RETAINED OBLIGATIONS, BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER AND ITS AFFILIATES AND THE DIRECTORS, OFFICERS, SHAREHOLDERS, PARTNERS, OWNERS, EMPLOYEES, TENANTS, CONTRACTORS, ATTORNEYS, AGENTS, SUCCESSORS AND ASSIGNS OF ANY OF THEM ("SELLER INDEMNITEES") HARMLESS FROM ANY CLAIMS (INCLUDING WITHOUT LIMITATION THIRD PARTY CLAIMS FOR PERSONAL INJURY OR DEATH, INCLUDING EXPOSURE, OR REAL OR PERSONAL PROPERTY DAMAGE), ACTIONS, ADMINISTRATIVE PROCEEDINGS (INCLUDING INFORMAL PROCEEDINGS), JUDGMENTS, DAMAGES, PENALTIES, FINES, COSTS, LIABILITIES (INCLUDING SUMS PAID IN SETTLEMENT OF CLAIMS), INTEREST OR LOSSES, CONSULTANT FEES, ATTORNEYS' FEES AND EXPERT FEES THAT ARISE OR ACCRUE DIRECTLY OR INDIRECTLY FROM OR AS A RESULT OF (i) THE EXISTENCE OF ENVIRONMENTAL CONDITIONS OR (ii) VIOLATION OF APPLICABLE

ENVIRONMENTAL LAW, EITHER OF WHICH IS IN CONNECTION WITH THE OPERATION OF THE PIPELINES, TANK FARMS OR TERMINALS ON OR AFTER THE EFFECTIVE TIME. THIS SECTION 14A.(3) SHALL SURVIVE IN PERPETUITY FROM AND AFTER THE EFFECTIVE TIME.

      B. BUYER'S GENERAL INDEMNITY OF SELLER. TO THE FULLEST EXTENT PERMITTED BY LAW, BUT NO FURTHER, BUYER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER INDEMNITEES FROM ANY AND ALL LOSSES, LIABILITIES, LIENS, ENCUMBRANCES, DAMAGES, JUDGMENTS, DEMANDS, SUITS, CLAIMS, ASSESSMENTS, CHARGES, FINES, PENALTIES OR EXPENSES (INCLUDING ATTORNEYS' FEES, EXPERT FEES AND OTHER COSTS OF LITIGATION) OF ANY KIND OR CHARACTER THAT ARISE OR ACCRUE DIRECTLY OR INDIRECTLY FROM EVENTS OR CONDITIONS OCCURRING ON OR AFTER THE EFFECTIVE TIME AND WHICH ARISE OUT OF, IN CONNECTION WITH, OR RESULT FROM: (1) THE OWNERSHIP, POSSESSION, OPERATION, USE OR MAINTENANCE OF THE SUBJECT INTEREST BY BUYER ON AND AFTER THE EFFECTIVE TIME; (2) THE BREACH OF ANY OF BUYER'S REPRESENTATIONS OR WARRANTIES HEREUNDER OR (3) THE BREACH OF ANY OF BUYER'S OBLIGATIONS UNDER THIS AGREEMENT. SUCH INDEMNIFICATION SHALL NOT APPLY TO THE EXTENT THE INDEMNIFIED EVENT OR OCCURRENCE ARISES FROM OR IS CAUSED BY THE CONCURRENT OR CONTRIBUTORY NEGLIGENCE, OR BOTH (WHETHER ACTIVE OR PASSIVE OR OF ANY KIND OR NATURE) OR FAULT OF SELLER OR IF CAUSED BY THE GROSS NEGLIGENCE OF SELLER. THIS PARAGRAPH SHALL NOT APPLY TO ENVIRONMENTAL LIABILITIES AS SET OUT IN SECTION 14A.(1), (2) AND (3). THIS SECTION 14B. SHALL SURVIVE IN PERPETUITY FROM AND AFTER THE EFFECTIVE TIME.

      C. BUYER'S FURTHER INDEMNITY. EXCEPT WITH RESPECT TO RETAINED OBLIGATIONS, BUYER FURTHER AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER INDEMNITEES HARMLESS FROM ANY CLAIMS (INCLUDING WITHOUT LIMITATION THIRD PARTY CLAIMS FOR PERSONAL INJURY OR DEATH, INCLUDING EXPOSURE, OR REAL OR PERSONAL PROPERTY DAMAGE) ACTIONS, ADMINISTRATIVE PROCEEDINGS, (INCLUDING INFORMAL PROCEEDINGS) JUDGMENTS, DAMAGES, COSTS, LIABILITIES (INCLUDING SUMS PAID IN SETTLEMENT OF CLAIMS), INTEREST OR LOSSES, CONSULTANT FEES, ATTORNEYS' FEES AND EXPERT FEES FOR WHICH SELLER DID NOT RECEIVE NOTIFICATION WITHIN TWO (2) YEARS AFTER THE EFFECTIVE TIME, WHICH ARE WITHIN BUYER'S PER CLAIM DEDUCTIBLE, OR WHICH ARE IN EXCESS OF SELLER'S AGGREGATE CAPS SET OUT IN SECTIONS 13A(4) AND 13C. THIS SECTION 14C. SHALL SURVIVE IN PERPETUITY FROM AND AFTER THE EFFECTIVE TIME. SUCH INDEMNIFICATION SHALL APPLY TO CLAIMS RELATING TO EVENTS OR CONDITIONS OCCURRING PRIOR TO THE EFFECTIVE TIME EVEN THOUGH THE INDEMNIFIED EVENT OR OCCURRENCE ARISES FROM OR IS CAUSED BY THE

CONCURRENT OR CONTRIBUTORY NEGLIGENCE, OR BOTH (WHETHER ACTIVE OR PASSIVE OR OF ANY KIND OR NATURE) OR FAULT OF SELLER, BUT SUCH INDEMNIFICATION SHALL NOT APPLY IF CAUSED BY THE GROSS NEGLIGENCE OF SELLER.

      D.    PUNITIVE DAMAGES.  THE FOREGOING INDEMNITIES BY BUYER UNDER THIS
ARTICLE 14 SHALL NOT COVER OR INCLUDE ANY PUNITIVE OR EXEMPLARY DAMAGES. EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE AWARDED TO A THIRD PERSON CLAIMANT UNDER ANY CLAIM FOR WHICH BUYER HAS AN INDEMNITY OBLIGATION TO SELLER.


                                   ARTICLE 15
                                CLAIMS PROCEDURE

      All claims for indemnification by a Party under Articles 13 or 14 (the Party claiming indemnification and the Party against whom such claims are asserted being herein called the "Indemnified Party" and the "Indemnifying Party", respectively) with respect to claims brought by a Third Person shall be asserted and resolved as follows.

      A. Claim Notice. In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party, such Indemnified Party shall, within forty-five (45) calendar days of the receipt thereof, give notice (the "Claim Notice") to the Indemnifying Party of such Claim specifying the nature of and specific basis for such Claim and the estimated amount thereof, to the extent then feasible, which estimate shall not be binding upon the Indemnified Party in its effort to collect the final amount of such Claim. The failure to give any such notice shall not affect the rights of the Indemnified Party to indemnification hereunder except to the extent the Indemnifying Party is prejudiced thereby, the failure to so notify the Indemnifying Party of any such Claim shall relieve the Indemnifying Party from liability that it may have to the Indemnified Party under the indemnification provisions contained in
Article 13 or Article 14, as applicable, but only to the extent of the loss directly attributable to such failure to notify and shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party otherwise.

      B. Defense of Claim. The Indemnifying Party shall be given the opportunity, at its cost and expense, to contest and defend, by all appropriate legal Proceedings, any Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, however, that notice of the intention to so contest and defend shall be delivered by the Indemnifying Party to the Indemnified Party within thirty
(30) calendar days following receipt of the Claim Notice. If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Claim within such period then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith. The Claim which the

Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such Claim shall be conducted by counsel employed by the Indemnifying Party who shall be reasonably satisfactory to the Indemnified Party and the Indemnified Party shall have the right to participate in such Claim and to be represented by counsel of its own choosing at its own cost and expense. If the Indemnified Party joins in any such Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided that if the Indemnifying Party reserves its rights with respect to its indemnification obligations under this Agreement as to such Claim, then the Indemnified Party shall have full authority to determine all action to be taken with respect thereto. At any time after the commencement of defense of any Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Claim provided the Indemnifying Party agrees in writing to be solely liable for all Losses relating to such Claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) calendar days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay in payment or consideration of such Claim, provided the other Party to the contested Claim had agreed in writing to accept such amount in payment or compromise of the Claim as of the time the Indemnifying Party made request therefor to the Indemnified Party, and further provided that under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Claim.

      C. Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense, to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the Third Person Claim, or any cross-complaint against any Person other than an Affiliate of the Indemnified Party.

      D. Third Party Claim. If any Indemnified Party should have a Claim against the Indemnifying Party hereunder that does not involve a Claim being asserted against or sought to be collected from it by a Third Person, the Indemnified Party shall send a Claim Notice with respect to such Claim to the Indemnifying Party. If the Indemnifying Party disputes such Claim, such dispute shall be resolved in the manner set forth in Article 35 hereof.

      E. Presence at Conferences. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party's expense, to be present at, and to participate in, conferences with all Persons asserting any Claim against the Indemnified Party and conferences with representatives of, or counsel for, such Persons.

      F. EXCLUSIVE REMEDY. AS BETWEEN THE BUYER INDEMNITEES AND THE SELLER INDEMNITEES AFTER CLOSING, THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE SPECIAL WARRANTY DEED WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY. IF THE CLOSING OCCURS, NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES AFTER THE CLOSING DATE OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT OR WITH RESPECT TO THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE SPECIAL WARRANTY DEED.


                                   ARTICLE 16
                                 CONSENT DECREE

Buyer acknowledges that certain Pipelines to be transferred as part of this Agreement have been subject to those requirements outlined in that Consent Decree Between The United States of America and Shell Pipeline Company LP fka Equilon Pipeline Company LLC (and appendices) (the "CD") entered in the United States District Court/Western District of Washington on June 30, 2003. Buyer further acknowledges that certain of the Programs (as defined in the CD) will not have been completed by the Effective Time. Buyer agrees that it will complete any work remaining to be done on any of the Programs on the time schedule required in the CD. In order to monitor Buyer's compliance with this article, Buyer agrees to (i) provide such periodic updates and reports to Seller as are required by the CD, and to (ii) allow such inspections by or periodic meetings with Seller as Seller may reasonably request.


                                   ARTICLE 17
                        INCIDENTAL CONTAMINATION AND NORM

Buyer acknowledges that the Subject Interest may contain inter alia asbestos in piping coating, undisplaced petroleum hydrocarbon products in pipelines, coats of lead-based paints, PCB's in transformers or rectifiers, mercury in electrical switches, and Naturally Occurring Radioactive Material ("NORM") in various potential forms. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of these affixed or attached substances from the inside or outside of the piping, Equipment or the Subject Interest. Notwithstanding any contrary provision or definition contained herein, in connection with these substances affixed to the inside or outside of the piping, Equipment or the Subject Interest, Buyer expressly assumes all liability for or in connection with the future abandonment and removal of the Pipelines, tanks, Equipment and other personal property included in the Subject Interest and the assessment, remediation, removal, transportation and disposal of any such

Pipelines, Equipment and personal property and associated activities in accordance with all relevant rules, regulation and requirements of Governmental Authorities.


                                   ARTICLE 18
                TARIFFS AND ALLOCATION OF CARRIER OBLIGATIONS

      A. Adoption of Tariffs. Buyer agrees that, for a Pipeline which has tariffs on file with a regulatory agency, it will either adopt Seller's tariff or file its own to be effective as of the Effective Time, if required by Law to do so.

      B. Refined Product in the Pipelines, Tank Farms or Terminals. The Pipelines, Tank Farms and Terminals contain refined products which are held for the account of shipper(s) or customer(s). It is understood that title to the contents of the Pipelines, Tank Farms and Terminals will remain with the shipper(s) and customer(s) and that as of the Effective Time Buyer assumes the obligation to handle such contents in accordance with applicable published tariff or contract provisions. Further, to the extent that such refined product has been tendered for shipment in the Pipelines under an applicable published tariff, but not yet delivered, Buyer shall receive that refined product for transportation in accordance with applicable published tariffs.


                                   ARTICLE 19
                                   COOPERATION

The Parties shall execute and deliver such additional documents and shall use all Reasonable Efforts to take or cause to be taken all such actions as may be necessary or advisable to close and make effective this transaction (including satisfying conditions for which they are responsible or otherwise in control). It shall be Buyer's responsibility to obtain all governmental and Third Person consents and approvals necessary for the issuance, reissuance or transfer of environmental and land use permits, applications, Rights-of-Way, authorities to construct, Permits to operate, authorizations and licenses used or held by Seller or otherwise required in connection with the ownership, operation, use and maintenance of the Property. Upon the request of Buyer, Seller shall assist, with no out of pocket expense to Seller, in obtaining consents from Third Persons which are necessary or appropriate to transfer any portion of the Property. After Closing, each Party, at the request of the other Party, and without additional consideration, shall execute and deliver, from time to time, such additional documents of conveyance and transfer as may be necessary to accomplish the orderly transfer of the Subject Interest to Buyer in the manner contemplated in this Agreement.

                                   ARTICLE 20
                             SURVIVAL OF PROVISIONS

All representations and warranties, covenants of the Parties and the indemnification obligations of the Parties set forth in this Agreement shall survive in accordance with the provisions of this Agreement.


                                   ARTICLE 21
                               COSTS AND EXPENSES

Each Party shall bear and pay its own costs and expenses, including but not limited to attorneys' fees, incurred in connection with this transaction.


                                   ARTICLE 22
                                  RISK OF LOSS

The risk of damage, destruction, or other casualty loss to or of the Property shall remain with Seller from and after the execution of this Agreement until the Effective Time, at which time Seller shall place Buyer in possession of the Subject Interest; and from and after the Effective Time, all risks of damage, destruction, or other casualty loss to or of the Subject Interest shall be borne solely by Buyer.


                                   ARTICLE 23
                      JOINT VENTURE, PARTNERSHIP AND AGENCY

Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, Tax partnership or agency relationship between the Parties.


                                   ARTICLE 24
                                BOOKS AND RECORDS

      A. Delivery of Books and Records. Not later than ninety (90) calendar days after Closing, Seller shall deliver to Buyer the Books and Records. Buyer understands that there may be certain voluminous documents included within the Books and Records, especially data from Seller's control center. Seller will retain the control center data, on behalf of Buyer, for the applicable Department of Transportation ("DOT") required record retention period and will deliver it to Buyer in a timely manner when Buyer requests the data for a DOT audit. Buyer will give Seller reasonable notice of its need for the data. If this transaction is not closed as to any portion of the Property, all of the Books and Records obtained from Seller in connection with the exercise of Buyer's pre-acquisition review, and related solely to that portion of the Property not transferred as contemplated herein, shall be returned to Seller within five (5) calendar days after Closing.

      B. Retention of Books and Records. Notwithstanding the inclusion of the Books and Records in the Property under Article 1, Seller shall have the right to copy and retain any copies of any of the Books and Records relating to the Property for which it has, or may have, any business, technical or legal need. To the extent that those Books and Records made available to Buyer before or after the Closing contain proprietary business or technical information of Seller or its Affiliates, Buyer agrees to hold such Books and Records in confidence and limit their use to the Property. Buyer shall not destroy or otherwise dispose of any of the Books and Records acquired hereunder for a period of three (3) years following the Closing (except as to Tax records for which the period shall be the applicable statute of limitations) except upon thirty (30) days prior written notice to Seller. During such periods, Buyer shall make such Books and Records, available to Seller or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with Buyer's business operations.


                                   ARTICLE 25
                                    PUBLICITY

Seller and Buyer shall, and each shall use its Reasonable Efforts to cause its Affiliates to, cooperate in the development and distribution of all news releases and other public disclosures, irrespective of the form of communication, relating to the proposed transaction described in this Agreement, and to ensure that no such releases or disclosures are made without prior notice to, and the consent of, the other Party; provided, however, no news release or other disclosure whatsoever may disclose the terms of this Agreement unless both Parties agree to the form and content of such disclosure, including electronic communications, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, however, that either Party may make all disclosures which, in the written opinion of counsel, are required under applicable Law, including, but not limited to, regulations of the Securities and Exchange Commission, with the Party making the disclosure giving the other Party as much advance notice thereof as is feasible.


                                   ARTICLE 26
                              RECORDING AND FILING

Except as may be required by Law, this Agreement shall not be recorded or filed by either Party, or their successors or assigns, in or with any Governmental Authority without the prior written consent of the other Party. The Parties acknowledge that Buyer will be required (and is permitted, without obtaining consent) to file this Agreement with the Securities and Exchange Commission.

                                   ARTICLE 27
                                 CONFIDENTIALITY

Seller and Buyer (and their respective Affiliates) each acknowledge that this Agreement and the transactions contemplated hereby are subject to the Confidentiality Agreement. Buyer and Seller do not intend for any obligations of confidentiality contained herein to limit disclosure of the transaction in any way that would cause it to be treated as a "confidential transaction" under Treasury Regulation 1.6011-4(b)(3).


                                   ARTICLE 28
                                     NOTICES

All notices and consents required or authorized hereunder shall be in writing and shall be deemed to have been duly given by one Party if delivered personally, faxed with receipt acknowledged, mailed by registered or certified mail, delivered by a recognized commercial courier or otherwise actually received by the other Party at the address set forth below, or such other address as one Party shall have designated by ten (10) calendar days prior written notice to the other Party:

Buyer's Address:                                       Seller's Address:
Buckeye Partners, L.P.                                 Shell Pipeline Company LP
5 Radnor Corporate Center                              777 Walker Street
Suite 500                                              Houston, Texas 77002
100 Matsonford Road                                    Attn: Arlene Warden
Radnor, PA  19087                                      Telephone: (713) 241-4492
Attn: Steven C. Muther                                 Fax: (713) 241-1124

With a copy to (which shall not constitute notice):
Akin Gump Strauss Hauer & Feld LLP
Attn: J. Vincent Kendrick
1111 Louisiana Street, 44th Floor
Houston, TX  77002
(713) 220-8144
FAX 713-236-0822


                                   ARTICLE 29
                               TIME OF PERFORMANCE

Time is of the essence in the performance of all covenants and obligations under this Agreement.

                                   ARTICLE 30
                      ENTIRE AGREEMENT; GOVERNING AGREEMENT

This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to this transaction and supersede all prior negotiations, statements, representations, discussions, correspondence, offers, agreements, and understandings relating to this transaction. This Agreement may be modified, amended or supplemented only upon the prior written agreement of the Parties. In the event of a conflict between the terms of this Agreement and the terms of any other Transaction Document (including the Conveyance Documents), this Agreement and each other Transaction Document shall continue and the terms of this Agreement and each other Transaction Document shall not be merged into or superseded by any other Transaction Document. For example, without in any way limiting the generality of the previous sentence, Seller shall be entitled to full benefit of the indemnities provided in the Transition Services Agreement, even though those indemnities provide more protection to Seller under certain circumstances than the indemnities contained in this Agreement.


                                   ARTICLE 31
                                   ASSIGNMENT

Buyer may not sell, assign, transfer, convey, option, mortgage, pledge or hypothecate its rights and obligations hereunder to any Third Person without the prior written consent of Seller, which consent shall not be unreasonably withheld. Upon any authorized sale, assignment, transfer, conveyance, option, mortgage, pledge or hypothecation hereunder, all of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Buyer. To the extent assignment is allowed under this Agreement, Buyer shall remain liable for the performance of Buyer's obligations hereunder.


                                   ARTICLE 32
                                    INVENTORY

The Pipelines, Tank Farms and Terminals will be gauged at 7:00 a.m. local time on the Effective Time, at which time the custody of all shippers' or customers' refined product will be transferred to Buyer, and Buyer shall become responsible to each shipper or customer for the refined products in Buyer's custody. The inventory will be determined by the Inventory Determination Procedure attached hereto as Exhibit "R". At the time of the transfer of custody of the shippers' refined products, Seller shall become a shipper of any allowance oil or other refined products held in inventory for Seller which remains in the Pipelines, Tank Farms or Terminals at the Effective Time.

                                   ARTICLE 33
                                 APPLICABLE LAW

THIS AGREEMENT, OTHER DOCUMENTS EXECUTED AND DELIVERED PURSUANT HERETO, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAWS. THIS AGREEMENT SHALL BE PERFORMED IN HARRIS COUNTY, TEXAS.


                                   ARTICLE 34
                                    HEADINGS

The headings used in this Agreement are inserted for convenience only and shall be disregarded in construing it.


                                   ARTICLE 35
                               DISPUTE RESOLUTION

Any dispute, controversy or claim ("Dispute"), whether based on contract, tort, statute or other legal or equitable theory (including, but not limited to, any Dispute concerning any question of validity or effect of this Agreement, including this clause) arising out of or related to this Agreement (including any amendments or extensions) the breach or termination hereof or thereof, shall be settled by arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes and this provision The arbitration shall be governed by the United States Arbitration Act 9 U.S.C.Sections 1-16 to the exclusion oF any provision of state law inconsistent therewith or which would produce a different result and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.


                                   ARTICLE 36
                               TRANSITION SERVICES

Seller will assist and cooperate with Buyer in order to effectuate an orderly transition. Upon Buyer's request, and at Buyer's expense, Seller will provide transition services, to the extent it can perform these services requested by Buyer under the terms and conditions contained in the Transition Services Agreement attached hereto as Exhibit "N". For purposes of this Agreement, transition services shall not include any field operations.

                                   ARTICLE 37
             NO THIRD PERSON BENEFICIARIES AND SELLER OBLIGATIONS

Except to the extent a Third Person is expressly given rights in Articles 13 and 14, any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of either Party hereto, it being the intention of the Parties hereto that no Person shall be deemed a Third Person beneficiary of this Agreement, except to the extent a Third Person is expressly given rights herein. Notwithstanding anything herein to the contrary, nothing herein shall be deemed to create any rights with respect to any employee of either Party or any employee of any Affiliate of a Party, except as expressly provided herein with respect to an Indemnified Party under Article 13 or Article 14. All obligations of Seller under this Agreement are joint and several obligations of the entities that comprise "Seller."


                                     ARTICLE 38
                            COUNTERPARTS AND FACSIMILES

 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile transmission of a signed copy of this Agreement shall be deemed an original and shall have the same valid and binding affect thereof.


                                   ARTICLE 39
                                    EXHIBITS

The Exhibits, Annex, and Schedule listed below are attached to this Agreement and by this reference are fully incorporated herein:

            Annex A                 Definitions
            Exhibit "A" and "A-1"   Maps and System Descriptions
            Exhibit "B"             Real Property
            Exhibit "C"             Rights-of-Way and Permits
            Exhibit "D"             Assigned Contracts
            Exhibit "E"             Equipment
            Exhibit "F"             Excluded Assets
            Exhibit "G"             Closing Statement
            Exhibit "H"             Assignment / Partial Assignment
            Exhibit "I"             Special Warranty Deed
            Exhibit "J"             Bill of Sale

            Exhibit "K"             Assignment of Contracts
            Exhibit "L"             Terminalling Agreement
            Exhibit "M"             Transportation Agreement
            Exhibit "N"             Transition Services Agreement
            Exhibit "O"             Performance Guarantee
            Exhibit "P"             Purchase Price Allocation
            Exhibit "Q"             Certification of Non-Foreign Status
            Exhibit "R"             Inventory Determination Procedure

            Disclosure Schedule


                   [REMAINDER OF PAGE INTENTIONALY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                          SHELL PIPELINE COMPANY LP
                                          BY ITS GENERAL PARTNER
                                          SHELL PIPELINE GP LLC

                                          By:      J. H. HOLLOWELL
                                                   -----------------------------
                                                   J.H. Hollowell
                                          Title:   President


                                          EQUILON ENTERPRISES LLC DBA SHELL
                                          OIL PRODUCTS US

                                          By:      L. L. ELSENHANS
                                                   -----------------------------
                                                   L.L. Elsenhans
                                          Title:   President and Chief
                                                   Executive Officer


                                          BUCKEYE PARTNERS, L.P.
                                          BY BUCKEYE PIPE LINE COMPANY LLC,
                                          ITS SOLE GENERAL PARTNER

                                          By:      WILLIAM H. SHEA, JR..
                                                   -----------------------------
                                                   William H. Shea, Jr.
                                          Title:   President and Chief
                                                   Executive Officer

                                     ANNEX A
                          Attached to and Made Part of
                           Purchase and Sale Agreement
                           Dated June 30, 2004 between
                            Shell Pipeline Company LP
                                       and
                              Shell Oil Products US
                                       and
                             Buckeye Partners, L.P.

                                   DEFINITIONS

As used herein and in the Agreement, the following terms shall have the meanings defined below:

Accounting Records shall include detail of property accounting and tax records and up to two (2) years of shipper and customer revenue invoices, subject to any objection from shippers or customers.

Affiliate shall mean, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person as of the time or for the time periods during which such determination is made. For purposes of this definition "control", when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

Agreement shall mean this Purchase and Sale Agreement, including this Annex, the Exhibits and the Disclosure Schedule attached hereto, as amended, modified and supplemented from time to time.

Ancillary Agreements shall mean the Terminalling Agreement, the Transportation Agreement and the Transition Services Agreement, if any.

Assigned Contracts shall mean those contracts that are a part of the Subject Interest and are described on Exhibit "D", as the same have been amended, modified and supplemented prior to the Closing to the extent permitted by
Article 9C.

Books and Records shall mean all non-privileged original files, records and data (excluding any legal opinions) relating to the Property, including, but not limited to, lease, land, and title records (including abstracts of title, title opinions and title curative documents); contracts; communications to and from any Governmental Authorities; Tax and Accounting Records; permitting files; health, safety and environmental records; and engineering and operating records relating to the Pipelines, Tank Farms or Terminals. In the event that Seller claims that a document is privileged, Seller shall notify Buyer of that fact in writing prior to Closing. Files relating to litigation concerning the Property, Pipeline Manuals used in the operation and maintenance of the Pipelines and the process used by Seller for integrity assessments shall not be considered to be Books and Records.

Buyer Indemnitees shall have the meaning given such term in Article 13.

Casualty Loss shall have the meaning set forth in Section 3A.(6).

CD shall have the meaning set forth in Article 16.

Chemical Substance shall mean any chemical substance, including, but not limited to, any sort of pollutants, contaminants, chemicals, raw materials, intermediates, products, industrial or solid substances, materials, wastes, or petroleum products, including crude oil or any component or refraction hereof.

Claim shall mean any demand, claim, notice of noncompliance or violation, loss, cost (including investigatory costs and attorneys' fees), damage, expense, action, suit, Proceeding, judgment, or liability of any nature whatsoever.

Claim Notice shall have the meaning set forth in Section 15A.

Closing shall mean the Closing of the purchase and sale of the Subject Interest as contemplated by this Agreement.

Closing Date shall mean the date set for the Closing in accordance with Article
3.

Closing Statement shall have the meaning set forth in Article 2.

Code shall mean the Internal Revenue Code of 1986, as amended.

Confidentiality Agreement shall mean the agreement executed by Seller and Buyer on March 26, 2004.

Conveyance Documents shall mean all deeds, bills of sale, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in such form as attached to this Agreement as Exhibits "H", "I", "J", and "K".

Disclosure Schedule shall mean the disclosure schedule of even date with this Agreement prepared, and delivered to Buyer, by Seller, as the same is updated (with Buyer's consent, which shall not be unreasonably withheld) between the date of this Agreement and Closing.


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Dispute shall have the meaning set forth in Article 35.

DOT shall have the meaning set forth in Article 24.

Earnest Money shall have the meaning set forth in Section 2B.

Effective Time shall mean 7:00 a.m. (local time), on the Closing Date.

Environmental Condition shall mean any Hazardous Substance or Chemical Substance which is on or affects the Property or which is released, emitted, or discharged from the Property.

Environmental Law shall include, but shall not be limited to, CERCLA, RCRA, the Federal Water Pollution Control Act, 33 U.S.C.Section 1251 et seq., the Clean Air Act, 42 U.S.C.,Section 8401, et seq., and the regulations thereunder, and anY other local, state, and/or federal Laws or regulations, whether currently in effect, or promulgated or amended in the future, that govern:

-     The existence, cleanup and/or remedy of contamination on the Property;

- The protection of the environment from spilled, deposited or otherwise emplaced contamination;

-     The control of hazardous wastes; or

- The use, generation, transport, treatment, disposal, removal or recovery of Hazardous Substances or Chemical Substances, including building materials.

Equipment shall have the meaning set forth in Section 1A.(5).

Excluded Assets shall mean those assets and properties listed or described on Exhibit "F".

Governmental Authority shall mean any entity of or pertaining to government, including any federal, state, local, foreign, other governmental or administrative authority, agency, court, tribunal, arbitrator, commission, board or bureau.

Hazardous Substance shall mean any substance which at any time shall be listed as "hazardous" or "toxic" in the regulations implementing the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") 43 U.S.C. 6901 et seq., the Resource Conservation and Recovery Act ("RCRA) 42 U.S.C.A. 6901 et. seq., the Toxic Substances Control Act (TSCA) 15 U.S.C.A. 2601 et. seq., or the Emergency Planning and Community Right to Know Act ("EPCRA") 42 U.S.C.A. 11001 et seq. or which has been or shall be determined at any time by any agency or court to be a hazardous or toxic substance and/or a threat to human health and/or the environment and regulated under applicable Law. The term "Hazardous Substance" shall also include, for purposes of this Agreement, without limitation, the products of any manufacturing or other activities on the subject Property.

HSR Act shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


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Indemnified Party shall have the meaning set forth in Article 15.

Indemnifying Party shall have the meaning set forth in Article 15.

Law shall mean all applicable local, state, federal and foreign laws and rules, regulations, codes, and ordinances promulgated thereunder, as well as case law, judgments, orders, consent orders, or decrees.

Lien shall mean any lien, mortgage, pledge, security interest or options other than Permitted Encumbrances.

Losses shall mean any and all damages, losses, liabilities, payments, obligations, penalties, assessments, costs, disbursements or expenses (including interest, awards, judgments, settlements, fines, costs of redemption, diminutions in value, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation of any kind or nature whatsoever) and court costs.

Material Adverse Environmental Condition shall mean a single Environmental Condition which is not set forth on the Disclosure Schedule and which would (or could reasonably be expected to) require the expenditure to cure or remedy (or cause a Loss) in excess of one percent (1%) of the Purchase Price.

Material Defect shall mean a single defect in the Property (other than a title defect) which is not set forth on the Disclosure Schedule and which would (or could reasonably be expected to): (1) impair the operating functions, safety, conversion, or use of the Property; and (2) cost to cure or remedy (or cause a Loss) in excess of one percent (1%) of the Purchase Price.

Monitoring Well shall mean a properly installed and completed well which allows for the collection of groundwater information including, but not limited to, both physical and chemical characteristics.

Ongoing Remedial Work shall have the meaning set forth in Section 13A.(1)(a).

Party and Parties shall have the meaning set forth in the preamble.

Permit shall mean any license, permit, concession, franchise, authority, consent or approval granted by any Governmental Authority.

Permitted Encumbrances shall mean (a) the Liens described in the Disclosure Schedule, and (b) Liens for current Taxes which are not yet due and payable or which Seller is contesting in good faith, and in either case which are disclosed on the Disclosure Schedule.


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
Person shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited partnership, trust, unincorporated organization, Governmental Authority.

Pipeline Manuals shall mean the manuals developed by Seller, or its predecessors, and used in the operation and maintenance of its pipeline systems.

Pipelines shall have the meaning set forth in Section 1A.l.

Proceeding shall mean any action, suit, claim, investigation, review or other proceeding, at law or in equity, by or before any Governmental Authority or any arbitrator, board of arbitration or similar entity.

Property shall have the meaning set forth in Section 1A. of the Agreement.

Purchase Price shall have the meaning set forth in Article 2.

Real Property shall have the meaning set forth in Section 1A.(2).

Reasonable Efforts shall mean efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

Retained Obligations shall mean any Losses, costs, expenses, liabilities, and other obligations with respect to the Property that arise out of or are related to (1) the Excluded Assets, (2) contracts other than the Assigned Contracts, (3) indebtedness (including obligations under sale-leaseback transactions) incurred prior to the Closing, (4) the breach of any of Seller's covenants or agreements under this Agreement, (5) Seller's obligations under Section 13A.(1) with respect to Ongoing Remedial Work, (6) Seller's share of property Taxes as contemplated by Section 6B and 100% of any other Taxes (income, franchise or other) attributable to the ownership, possession or operation of the Property prior to the Effective Time, (7) employee benefit plans or benefits or any kind for employees (or former employees) of Seller or its Affiliates prior to the Closing, (8) claims or litigation pending or asserted (but not unasserted claims) on or before the Closing, or (9) the offsite disposal prior to the Closing of Hazardous Materials arising from the operation or use of the Property.

Review Period shall have the meaning set forth in Section 11A.

Right-of-Way shall mean any right-of-way, easement, license or prescriptive right that is listed on Exhibit "C".

Seller Indemnitees shall have the meaning set forth in Article 14.

Significant Title Defect as used in this Agreement, includes, but is not limited to, a single reservation, exception, limitation, restriction, lien, encumbrance, or other defect which is not set


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
forth on the Disclosure Schedule and which would (or could reasonably be expected to) result in Buyer having to expend to cure or remedy (or otherwise causing a Loss) in excess of one percent (1%) of the Purchase Price. Neither (i) a minor deviation in the location of a Pipeline, relative to a defined Right-of-Way in an easement, (ii) a gap in a Right-of-Way nor (iii) an encroachment onto a Right-of-Way shall be deemed to constitute a Significant Title Defect for purposes of this Agreement.

Subject Interest shall have the meaning set forth in Section 1A.

Tank Farms shall have the meaning set forth in Section 1.(A) 1.

Terminals shall have the meaning set forth in Section 1.(A) 1.

Terminalling Agreement shall mean the agreement to be executed between Seller and Buyer (or their respective Affiliates) relating to a commitment to provide certain revenue to Buyer through the Terminals.

Tax shall mean, as relating to any of the Property, any federal, state or local income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

Third Person shall mean any Person other than Seller or Buyer or their Affiliates.

Title Examination Period shall have the meaning set forth in Section 11B.

Transaction Documents shall mean this Agreement, the Transition Service Agreement, the Transportation Agreement, the Terminalling Agreement, the Conveyance Documents and the Side Letter between Buyer and Shell Pipeline Company LP dated as of the date of this Agreement.

Transition Service Agreement shall have the meaning set forth in Article 36.

Transportation Agreement shall mean the agreement to be executed between Seller and Buyer relating to a commitment to provide certain revenue to the Buyer through the Pipelines.

Other Terms. Other terms may be defined elsewhere in the text of the Agreement and shall have the meaning indicated throughout the Agreement.

   Other Definitional Provisions


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
   1. The words "hereof, "herein", and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

   2. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

   3. Whenever a statement is qualified by the term "knowledge", or similar term or phrase, it is intended to indicate actual knowledge, or the possession of information, data or documents that would give actual knowledge, on the part of a Person or its officers, directors or employees with direct responsibility for the matter.

   4. Whenever the Parties have agreed that any approval or consent shall not be "unreasonably withheld," such phrase shall also include the Parties' agreement that the approval or consent shall not be unreasonably delayed or conditioned.


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